Exhibit 99.4

Information to the shareholders in LBI International AB (publ) (“LBi”) regarding the merger with Obtineo Netherlands Holding N.V. (“Obtineo”)

An information document regarding the proposed merger between LBi and Obtineo is today published on LBi’s website, www.lbi.se, under the heading Investor Relations.

The printed document may be ordered by:

E-mail:	lbi@strd.se
Phone:	+46 8 449 88 16

LBi today also presents its official annual report for 2009 on LBi’s website. This annual report and these consolidated income statements for 2009 is prepared only for the information document regarding the merger dated 12 April and contains only the Report of the Board of Directors and the financial statements. They have not been subject to adoption by the Annual General Meeting. The complete annual report and consolidated income statement 2009 will be made public for subject to adoption two weeks before the annual general meeting and be available on www.lbi.com.

For further information please contact:

Luke Taylor, CEO, LBI International AB

+44 (0) 20 70 63 64 65, luke.taylor@lbi.com

Huub Wezenberg, CFO, LBI International AB

+31 20 460 4500, huub.wezenberg@lbi.com

Eva Ottosson, Group Communications Manager, LBI International AB

+46 709 41 21 40, eva.ottosson@lbi.com

Notice to shareholders in the United States

This merger relates to the securities of a Dutch and a Swedish company. The merger is subject to disclosure requirements of the Kingdom of Sweden and the Netherlands which are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Swedish and Dutch standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a non-US jurisdiction, and some or all of its officers and Directors may be residents of non-US jurisdictions. You may not be able to sue a non-US company or its officers or Directors in a non-US court for violations of the US securities laws. It may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.